Exhibit 99.1

Gulf Resources Announces Third Quarter 2018 Unaudited Financial Results

SHOUGUANG, China, Nov. 13, 2018 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (Nasdaq: GURE) ("Gulf Resources," “We,” or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced the unaudited financial results for the third quarter ended September 30, 2018. The Company also provided updates on its plans to complete the rectification and improvement of its bromine factories and crude salt facilities, construct its new chemical factory, and achieve profitable operations in natural gas.

Before presenting our financial results we would like to take the time to review the past year for our shareholders and employees.

“We cannot imagine a more difficult time for any corporation, the government in a much needed effort to improve the environment closed all of our bromine and crude salt factories and forced us to close and relocate our chemical factory. Then, after we had completed most of our rectification, we were hit with the worst typhoon in recent memory. After that, we received a notice from the government that three of our factories would have to be permanently closed. At the same time, we were laboring to develop the needed equipment to separate the impurities so our natural gas project could begin operations,” said the Company’s CEO, Mr. Xiaobin Liu.

As a result, we have almost no revenues, except those that came from selling inventory, and have incurred significant expenses. Not surprisingly, the price of our stock has been driven down, impacting all of our shareholders, including the management team.

We believe our company is still financially strong. We ended the third quarter with cash of $208,245,940. With 46,803,791 shares outstanding, our cash per share is $4.45*. Working capital was $208,558,416. Working capital per share was $4.46*. Net net cash (cash minus all liabilities) was $203.047,939. Net net cash per share was $4.34*. Book value per share was $7.08*.

With our strong financial position, we have financial resources to complete the rectification and improvement of our bromine mines and crude salt pans, construct our new chemical factory, and expand our natural gas business.

We know shareholders are frustrated by the lack of good news. We wish the news could have been better, but we have issued more press releases this year than any other year to keep our investors fully informed.

Now, we believe we are becoming cautiously optimistic about the future. When this series of events started, we had, and still have, a very large amount of cash. We believe that almost none of our competitors have a stronger cash position than we have. This cash position will enable us to spend the money needed to rectify our bromine and crude salt factories according to the new regulations, build a new chemical factory, and purchase the equipment needed to get our natural gas well operational and profitable.  We believe many of our competitors will not be able to do the same. This means that when our businesses return to operation, the level of competition may be reduced.

We would now like to detail our plans for each of our business segments.

Bromine and Crude Salt

While we have no guarantees that the government will approve the opening of our seven remaining bromine and crude salt factories, we are optimistic enough to significantly increase our capital spending on bromine and crude salt factories. Our initial estimate for rectification was $35 million. As of September 30, we have spent $28.1 million. We anticipate to spend additional $7 million in the fourth quarter of 2018.

In addition to the expenditures on rectification, we have indicated that we expect to spend $8-10 million on repairs and rebuilding related to the damages from the flood.

We expect also to spend $40 million to drill more than 1,000 new wells. Roughly more than 2,000 of our older wells are in need of repair or are producing at less than acceptable levels. These older wells will be scrapped. The more than 1,000 new wells will allow us to have more efficient production.

This will be expected to bring the total expenditures in our bromine and crude to $85 million. We would not be spending this money if we did not think we could get approvals for these factories.

Since the end of the third quarter, we have signed 5 contracts costing $14.61 million including $5.9 million to replace flooded wells; $2.6 million to repair damaged aqueducts, halogen reservoirs, and roads; $0.2 million for land for the wastewater discharge channels of factory # 10; $5.1 million for wastewater drainage and treatment for factories Number 1, Number 2 and Subdivision of Factory Number 1; and $0.81 million for wastewater drainage and treatment for factory #10. As we have indicated, we would not be signing these contracts if we did not believe that we will receive approvals to reopen our facilities.

We believe that many of our competitors may not have the resources to complete the rectification and repair the damages from the typhoon. At the present time, we believe that some of the production capacity in market will be permanently removed. Bromine prices have remained very high. At the moment, they are RMB 35,000 per ton and may continue to go up. The devaluations of the RMB make imports into China more expensive, which will also benefit our company. These factors may enable us to earn more than we have had in recent years in this segment.

As a frame of reference, in 2010, when bromine was priced at about RMB 19,000, and when we had 9 factories, we earned $60.5 million in our bromine and crude salt segments. This is not a projection. We are providing this information to demonstrate the potential leverage in this business.

At the present time, we believe we will complete the rectification and clean-up by the beginning of the first quarter 2019. While we still need approvals for project approval, planning approval, land use rights approval and environmental protection assessment approval, by working closely with the local government, we think the approvals will come shortly thereafter as long as our rectification and clean-up meets the new government specifications. We hope to commence operations in our seven factories by the end of the first quarter of 2019.

Chemicals

The plans for our new chemical factory are still on schedule.  Our new chemical factory had already received part of the approvals, we are moving ahead on receiving the rest approvals for it.  We still expect to build our factory in 2019 and commence operations at the beginning of 2020.

The Company’s new factory under plan may be smaller than the original two factories combined. We may have to discontinue some products that have higher levels of pollution in their manufacturing, such as chemicals for paper making, and etc. Our focus may be on higher margin products that offer more downstream opportunities for bromine, such as pharmaceutical products. But all of these plans are subject to government approvals which we believe are in progress.

While the product volume will be lower than previous peak levels, we believe the profit margins will be higher, because we will be focusing on higher margin products and competition may also be reduced.

Natural Gas-

Our natural gas well is still under testing. After we received the equipment we ordered, we found that we needed some equipment adjustments that could assist us in separating impurities, pressurizing the gas, and removing the water. This equipment has been adjusted and re-installed. The initial tests have been positive. The well is firing and the equipment is operating successfully.

We expect to start test production in the next two weeks. We will begin trial production most likely before the end of 2018. Commercial production should commence in early 2019 and ramp up production volume, depending on the result of trial production and the underground geography condition.

We believe this well will generate profits in 2019. After six months of commercial production, we will consider plans for drilling additional wells depending on the first well operation results.

Third Quarter

For the three months ending Sept. 30, 2018, net revenues were $343,080 as compared to net revenues of $23,840,391 in the same quarter of the previous year. We wrote off $1,397,313 in property, plant, and equipment. We also wrote off $18,644,473 to demolish the three factories that are permanently closed. Direct labor and factory overheads were $5,563,494. General & Administrative expenses were $1,323,932 as compared to $2,577,305 in the same quarter of fiscal 2017.

Our loss from operations was $26,798,917 compared to a profit of $4,835,252 in the same quarter of fiscal 2017. Our net loss before taxes was $26,674,555 compared to a profit of $4,934,961 in the same quarter of fiscal 2017. We had a tax benefit of $7,181,521 compared to a tax expense of $1,509,321 in the same quarter of fiscal 2017.

We had a negative foreign currency translation adjustment of $14,738,766 compared to a positive adjustment of $8,450,433 in the prior period. This adjustment was related to the value of the U.S. dollar Vs. the Chinese RMB.

Our comprehensive loss was $34,231,800 compared to a profit of $11,876,073 in the same quarter of fiscal 2017. Our loss per share, both primary and fully diluted was $0.42* compared to a profit of $0.07* in the same quarter of fiscal 2017.

Nine Months

For the nine months ending September 30, 2018, net revenues were $2,594,941 as compared to $104,160,873 in the same period of the previous year. Our loss from operations was $41,927,504 compared to a profit of $34,130,721 in the same period of the previous year. Our loss before taxes was $41,541,515 compared to a profit of $34,405,035 in the same period of the previous year. We had an income tax benefit of $10,258,508 compared to an expense of $9,152,597 in the same period of the previous year. Our net loss was $31,283,007 compared to a profit of $25,252,438 in the same period of the previous year.

We had a negative foreign currency translation adjustment of $19,376,831 compared to a positive adjustment of $17,748,942 in the same period of the previous year.

Our comprehensive net loss was $50,659,838 compared to a profit of $43,001,380 in the same period of the previous year. Our loss per share, both primary and fully diluted, was $0.67* compared to earnings of $0.54* in the same period of the previous year.

Cash Flow

For the nine months ending Sept. 30, 2018, net cash flow provided by operating activities was $22,980,662 compared to $23,477,422 in the same period of the previous year. The major factors contributing to positive cash flow during a period when our loss from operating activities was $31,283,007 were depreciation and amortization ($14,177,727), loss on demolition of factory ($18,644,473), decreased inventories ($1,148,833), and decreased accounts receivable ($29,847,286).

We invested $12,097,475 in property, plant, and equipment and payment of land leases.

Balance Sheet

As of Sept. 30, 2018, we had cash of $208,245,940 roughly equal to our cash of $208,906,759 on December 31, 2017. With 46,803,791 shares outstanding, we ended the quarter with cash per share of $4.45*.

Current assets were $211,691,569 compared to $241,513,446 on December 31, 2017. Property, plant, and equipment was $66,868,094 compared to $95,114,504 on December 31, 2017.

Total assets were $336,500,369 compared to $387,499,423 on December 31, 2017.

Current liabilities were $3,133,153, largely unchanged from the level at year end on December 31, 2017. Working capital was $208,558,416. Working capital per share was $4.46*. Total liabilities were $5,198,011 down slightly from $5,537,227 at year end on December 31, 2017. Net net cash (cash minus all liabilities) was $203,047,929. Net net cash per share was $4.34*. Stockholders’ equity was $331,302,358 compared to $381,962,196 at December 31, 2017. Book value per share was $7.08*.

(*These calculations are based on the basic weighted average number of shares outstanding of 46,803,791)

Conference Call

Gulf Resources' management will host a conference call on Wednesday, November 14, 2018 at 8:30 am Eastern Time to discuss its unaudited financial results for the third quarter ended September 30, 2018.

Mr. Xiaobin Liu, CEO of Gulf Resources, will be hosting the call. The Company's management team will be available for investor questions following the prepared remarks.

To participate in this live conference call, please dial +1 (877) 275-8968 five to ten minutes prior to the scheduled conference call time. International callers should dial +1 (706) 643-1666. The conference participant pass code is 7692987.

The webcasting is also available then, just simply click on the link below: http://www.gulfresourcesinc.com/events.html

A replay of the conference call will be available two hours after the call's completion during 11/14/2018 11:30 EDT - 11/29/2018 23:59 EDT. To access the replay, call +1 (855) 859-2056. International callers should call +1 (404) 537-3406. The conference ID is 7692987.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through three wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC"), Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"), and Daying County Haoyuan Chemical Company Limited (“DCHC”). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and papermaking chemical agents, and materials for human and animal antibiotics. DCHC was established to further explore and develop natural gas and brine resources (including bromine and crude salt) in China. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

CONTACT: Gulf Resources, Inc.

Web: http://www.gulfresourcesinc.com
Director of Investor Relations
Helen Xu (Haiyan Xu)
beishengrong@vip.163.com

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in U.S. dollars)

	September 30, 2018 Unaudited	December 31, 2017 Audited
Current Assets
Cash	$208,245,940	$208,906,759
Accounts receivable	396,494	29,765,884
Inventories, net	65,021	1,196,785
Prepayments and deposits	2,454,333	1,395,289
Prepaid land leases	517,302	246,640
Other receivable	12,479	2,089
Total Current Assets	211,691,569	241,513,446
Non-Current Assets
Property, plant and equipment, net	66,868,094	95,114,504
Property, plant and equipment under capital leases, net	313,979	492,238
Prepaid land leases, net of current portion	13,580,678	14,477,771
Deferred tax assets	16,143,340	6,526,555
Goodwill	27,902,709	29,374,909
Total non-current assets	124,808,800	145,985,977
Total Assets	$336,500,369	$387,499,423

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	$797,735	$1,032,083
Retention payable	618,745	956,351
Capital lease obligation, current portion	160,350	203,206
Taxes payable-current	1,556,323	1,041,592
Total Current Liabilities	3,133,153	3,233,232
Non-Current Liabilities
Capital lease obligation, net of current portion	2,064,858	2,303,995
Total Non-Current Liabilities	2,064,858	2,303,995
Total Liabilities	$5,198,011	$5,537,227

Stockholders’ Equity
PREFERRED STOCK; $0.001 par value; 1,000,000 shares authorized; none outstanding	$—	$—
COMMON STOCK; $0.0005 par value; 80,000,000 shares authorized; 47,052,940 shares issued and 46,803,791 shares outstanding as of September 30, 2018 and December 31, 2017, respectively	23,525	23,525
Treasury stock; 249,149 shares as of September 30, 2018 and December 31, 2017 at cost	(554,870)	(554,870)
Additional paid-in capital	94,524,608	94,524,608
Retained earnings unappropriated	224,289,424	255,572,431
Retained earnings appropriated	24,233,544	24,233,544
Accumulated other comprehensive income/(loss)	(11,213,873)	8,162,958
Total Stockholders’ Equity	331,302,358	381,962,196
Total Liabilities and Stockholders’ Equity	$336,500,369	$387,499,423

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)
(Expressed in U.S. dollars)
(UNAUDITED)

	Three-Month Period Ended September 30,		Nine-Month Period Ended September 30,
	2018	2017	2018	2017

NET REVENUE
Net revenue	$343,080	$23,840,391	$2,594,941	$104,160,873

OPERATING INCOME (EXPENSE)
Cost of net revenue	(68,456)	(14,518,439)	(1,310,272)	(61,664,044)
Sales, marketing and other operating expenses	(10,112)	(65,599)	(66,111)	(242,045)
Research and development cost	—	(42,074)	—	(169,246)
Write-off/Impairment on property, plant and equipment	(1,397,313)	—	(1,397,313)	—
Loss on demolition of factory	(18,644,473)	—	(18,644,473)	—
Direct labor and factory overheads incurred during plant shutdown	(5,563,494)	(1,873,722)	(16,948,499)	(1,873,722)
General and administrative expenses	(1,323,933)	(2,577,305)	(6,021,561)	(6,362,708)
Other operating income (loss)	(134,216)	72,000	(134,216)	281,613
	(27,141,997)	(19,005,139)	(44,522,445)	(70,030,152)

INCOME/(LOSS) FROM OPERATIONS	(26,798,917)	4,835,252	(41,927,504)	34,130,721

OTHER INCOME (EXPENSE)
Interest expense	(37,220)	(40,092)	(123,749)	(124,068)
Interest income	161,582	139,801	509,738	398,382
INCOME/(LOSS) BEFORE TAXES	(26,674,555)	4,934,961	(41,541,515)	34,405,035

INCOME TAXES (EXPENSE) BENEFIT	7,181,521	(1,509,321)	10,258,508	(9,152,597)
NET INCOME/(LOSS)	$(19,493,034)	$3,425,640	$(31,283,007)	$25,252,438

COMPREHENSIVE INCOME/(LOSS):
NET INCOME/(LOSS)	$(19,493,034)	$3,425,640	$(31,283,007)	$25,252,438
OTHER COMPREHENSIVE INCOME (LOSS)
- Foreign currency translation adjustments	(14,738,766)	8,450,433	(19,376,831)	17,748,942
COMPREHENSIVE INCOME/(LOSS)	$(34,231,800)	$11,876,073	$(50,659,838)	$43,001,380

EARNINGS (LOSS) PER SHARE:
BASIC	$(0.42)	$0.07	$(0.67)	$0.54
DILUTED	$(0.42)	$0.07	$(0.67)	$0.54

WEIGHTED AVERAGE NUMBER OF SHARES:

BASIC	46,803,791	46,794,443	46,803,791	46,794,011
DILUTED	46,803,791	46,897,995	46,803,791	46,833,030

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in U.S. dollars)
(UNAUDITED)

	Nine-Month Period Ended September 30,
	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES
Net income/(loss)	$(31,283,007)	$25,252,438
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Interest on capital lease obligation	123,352	123,795
Amortization of prepaid land leases	546,767	717,969
Depreciation and amortization	14,177,727	16,042,003
Write-off/Impairment loss on property, plant and equipment	1,397,313	—
Loss on demolition of factory	18,644,473	—
Unrealized translation difference	(1,374,315)	1,140,363
Stock-based compensation expense-options	—	357,700
Shares issued from treasury stock for services	—	17,800
Deferred tax asset	(10,258,506)	—
Changes in assets and liabilities:
Accounts receivable	29,847,286	(16,557,825)
Inventories	1,148,833	3,668,582
Prepayments and deposits	4,944	(9,126)
Other receivable	(11,289)	(580)
Accounts payable and accrued expenses	(211,728)	(4,866,247)
Retention payable	(312,429)	(739,329)
Taxes payable	541,241	(1,670,121)
Net cash provided by operating activities	22,980,662	23,477,422

CASH FLOWS USED IN INVESTING ACTIVITIES
Payment of land leases	(684,627)	(859,219)
Purchase of property, plant and equipment	(11,412,848)	(623,735)
Net cash used in investing activities	(12,097,475)	(1,482,954)

CASH FLOWS USED IN FINANCING ACTIVITIES
Repayment of capital lease obligation	(294,295)	(273,873)
Net cash used in financing activities	(294,295)	(273,873)

EFFECTS OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(11,249,711)	7,780,517
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(660,819)	29,501,112
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	208,906,759	163,884,574
CASH AND CASH EQUIVALENTS - END OF PERIOD	$208,245,940	$193,385,686

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the periods for:
Income taxes	$—	$9,590,640